Prospectus Supplement No. 3 To Prospectus dated March 28, 2022	Filed Pursuant to Rule 424(b)(3) Registration No. 333-252241

Clever Leaves Holdings Inc.

Primary Offering of
17,777,361 Common Shares Issuable Upon Exercise of Warrants
332,961 Common Shares Issuable Upon Conversion of Non-Voting Common Shares
125,370 Common Shares Issuable Upon Exercise of Options

Secondary Offering of
3,654,707 Common Shares
4,900,000 Warrants to Purchase Common Shares
4,900,000 Common Shares Issuable upon Exercise of Warrants

This Prospectus Supplement No. 3 (this “Prospectus Supplement”) updates, amends and supplements the Prospectus dated March 28, 2022 (the “Prospectus”) of Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada (“we” or the “Company”), that forms a part of the Company’s Registration Statement on Form S-1 (File No. 333-252241). This Prospectus Supplement is being filed to update, amend and supplement certain information contained in the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 9 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 10, 2022

EXPLANATORY NOTE

Clever Leaves Holdings Inc. (“we” or the “Company”) is filing this Prospectus Supplement to the Prospectus included in the Registration Statement on Form S-1 (File No. 333-252241), which was originally filed with the Securities and Exchange Commission on January 10, 2021, to correct errors in the director compensation disclosure. We hereby amend the information in the Prospectus under the section titled “Executive and Director Compensation—Director Compensation—Director Compensation Table” with the information provided below.

Director Compensation

Director Compensation Table

The following table sets forth information concerning the compensation of our non-employee directors for the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Gary M. Julien	50,000	157,996	207,996
Etienne Deffarges (3)	50,000	157,996	207,996
Elisabeth DeMarse	55,000	157,996	212,996

(1) Amounts reflect the full grant-date fair value of stock awards granted during the applicable year computed in accordance with Financial Accounting Standards Board ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock awards made to directors in Note 15 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(2) The table below shows the aggregate numbers of unvested restricted share units and deferred restricted share units held as of December 31, 2021 by each director who was serving as of December 31, 2021.

Name	Number of Unvested Restricted Share Units Outstanding at Fiscal Year End	Number of Deferred Restricted Share Units Outstanding at Fiscal Year End
Gary M. Julien	6,469	7,000
Etienne Deffarges	6,469	-
Elisabeth DeMarse	6,469	7,000
(3) Mr. Deffarges voluntarily resigned from our board of directors effective as of January 14, 2022.

Except as described above, no other changes have been made to the Prospectus or the Registration Statement to which it forms a part. Accordingly, this Prospectus Supplement consists only of the facing page and this explanatory note. The remainder of the Prospectus is unchanged and has therefore been omitted.